2019
Executive Incentive Plan

Executive Name

OBJECTIVES

The primary aim of the 2019 Executive Incentive Plan (the “Plan”) is to focus Immersion’s executive management efforts on meeting Immersion’s Revenue, Non-GAAP Net Income (“NGNI”), and business objectives, and to reward the achievement of those goals.

ELIGIBILITY

In addition to your base salary, you are eligible to earn an incentive payment pursuant to the Plan and its Attachment A. In order to be eligible to earn any payment under this Plan, you must sign and date a copy of the Plan on the space provided below and return it to Human Resources. An executive’s eligibility to participate in this Plan will be subject to the review and approval of the CEO of the Company, and before they become earned, any payments to be made under this Plan are subject to the review and approval of the Company’s Compensation Committee, with input from the Company’s CEO. Any interpretation of this Plan shall be made by the Company’s Compensation Committee in its sole discretion. This Plan supersedes all prior executive bonus, incentive, and/or variable compensation plans of the Company, as well as any such provisions in any employment agreement, which are of no further force or effect.

To earn any payment under the Plan, a participant must be continuously employed by Immersion from January 1, 2019 through the Payment Date, and achieve the stated goals as set forth in Attachment A hereto. A participant who resigns from his or her employment with Immersion prior to the Payment Date for any reason, or whose employment is terminated by Immersion prior to the Payment Date for any reason, will not earn any payment under this Plan.

Employees hired between January 1 and December 31, 2019, who are permitted to participate in the Plan shall be eligible to participate on a pro-rata basis, based upon their employment start date and contingent upon their continued active employment through the Payment Date (defined below) and achievement of stated goals. The proration will be based on the number of work days that the employee was employed by the Company during 2019.

    PLAN ADMINISTRATION

This Plan is effective for calendar year 2019 only. The Plan Administrator is the Compensation Committee of the Board of Directors. The Plan Administrator may cancel, suspend, amend, or revise all or any part of the Plan for any reason at any time. In addition, the Plan Administrator reserves full discretion to modify, alter and/or change the actual bonus payout at its sole discretion.

To the extent earned, payments under the Plan will be wages and will be subject to withholding of federal and state income and employment taxes. Earned payments under this Plan will be paid on the next regular payroll date following the later of (a) February 15, 2020, (b) the date on which the Company’s Income Statement for 2019 has been finalized, or (c) the date on which the Company’s 2019 earnings have been publicly disclosed (the “Payment Date”), but in no event will such payments be made any later than March 15, 2020.

Nothing in this Plan shall in any way alter the at-will employment relationship between the Company and its executives. All employees of the company are employed on an "at-will" basis, which means that either the employee or the Company may terminate the relationship at any time, with or without cause or notice.

In the event that a participant receives payment under this Plan that is, in the sole determination of the Company, the result of or based in any way upon fraudulent activity and/or misstated financials or otherwise inaccurate financial reporting, the Company shall have the right, at its own discretion, to recover any or all of the bonus paid to the participant.

For purposes of this Plan, a participant's employment with Immersion terminates on the last day on which work duties are actually performed by the participant. Periods of pay in lieu of notice, severance, or any other post-termination benefits or compensation period shall not be deemed periods of employment for purposes of this Plan.

Provided they meet the eligibility requirements described in this Plan and Attachment A, participants who are on an approved leave of absence at any time during calendar year 2019 will earn a pro-rated payment under this Plan based upon the portion of the year that they are actively employed and not on leave status. To the extent that a participant is on an approved leave of absence on the Payment Date, he/she will receive payment under this Plan on the Payment Date (subject to pro-ration, if applicable, as described in this paragraph).To the extent that a participant is on an unapproved leave of absence on the Payment Date, he/she will not earn any payment under this Plan unless he/she returns to active employment with Immersion, at which time he/she will receive his/her Plan payment (subject to pro-ration, if applicable, as described in this paragraph); provided that if such participant does not return to active employment by March 15, 2020, he/she shall forfeit his/her right to such incentive payment.

PLAN DEFINITIONS

Revenue is revenue that is recognized by Immersion for the applicable period in accordance with generally accepted accounting principles and as reported in the Company’s audited financial statements.

NGNI is GAAP Net Income adjusted to reflect cash tax expense, less Stock-Based Compensation.  NGNI also excludes certain non-recurring charges including discontinued operations, restructuring costs, litigation expenses, and other charges as agreed by the Compensation Committee of the Board of Directors.

Target Incentive is the “target” payment that a participant would earn under the Plan if all of the Company performance targets and participant’s MBO’s are met, and the participant’s performance is fully satisfactory as determined by the Company’s CEO. The amount of the Target Incentive is a percentage of the participant’s annual base salary as of February 4, 2019 (or as of such participant’s first day of employment if such participant is hired after February 4, 2019), which percentage is determined by the Compensation Committee with input from the CEO. The actual Plan payment earned by a participant will vary depending on (i) the extent to which Company performance targets and participant’s MBO’s are met, and (ii) the CEO’s evaluation of the participant’s performance.

MBO’s are specific business milestones which must be completed in a timely manner, in strict accordance with the stated terms and conditions associated with each MBO, to the satisfaction of the CEO.

Executive                                Date

Head of Human Resources                         Date

CFO                                Date

CEO                                Date

Attachment A

EXECUTIVE INCENTIVE PLAN STATEMENT OF GOALS FOR YEAR 2019
Executive Name

Percent of Base Salary Payment at Plan: Target%

The following is a statement of financial, strategic and tactical objectives for 2019 that will serve as a basis for overall performance evaluation and determination of year-end executive incentive award.

Discretionary Multiplier: The Company’s Compensation Committee will determine a performance “weighting” to be applied to the Executive’s incentive calculation as determined by the Compensation Committee with input from the CEO. The weighting factor will typically range from 0.80 to 1.20. This factor is then multiplied by each plan component calculation (Corporate Financial Metrics and MBO’s, separately) to determine the Executive’s overall incentive payment.

Plan Components: The Plan has two independent components: Corporate Financial Metrics and Individual/Litigation MBO’s. Within each component you will be measured against specific goals.

Plan Payout: In order to receive payment for the corporate metrics component and the MBO component, the company must meet 80% of Revenue and NGNI targets. The Litigation MBOs are measured independently and will be paid as such.

A.	[***]% of your target bonus will be based on Corporate performance as follows.

Achieve GAAP Revenue of $32,429,879. Achieve NGNI of ($4,092,000). NGNI amount for the purpose of this calculation also excludes certain non-recurring charges including discontinued operations, litigation expenses, and other charges as agreed by the Compensation Committee of the Board of Directors. Payment amounts will be pro-rated between matrix levels. The metrics are measured separately and paid additively. No payments shall occur from performance below any minimum matrix target: (Min. Revenue: $25,943,903 or Min. NGNI: ($4,910,400))

Revenue (Weighted [***]%)	Threshold		Target		Maximum
Revenue	$25,943,903	$29,186,891	$32,429,879	$35,672,867	$38,915,855
% of target achievement	80%	90%	100%	110%	120%
Payout (as % of target)	50%	75%	100%	150%	200%

NGNI (Weighted [***]%)	Threshold		Target			Maximum
NGNI	$(4,910,400)	$(4,501,200)	$(4,092,000)	$(3,682,800)	$(3,273,600)	$0
% of target achievement	80%	90%	100%	110%	120%
Payout (as % of target)	50%	75%	100%	100%	100%	200%

*NGNI bonus capped at 100% until breakeven reached, at which point bonus will be paid out at 200%

B.	[***]% of your target bonus will be based on Litigation MBO’s and Personal MBO’s as follows.

Litigation MBOs ([***]%):

1.	(90%) Successful management of current Samsung litigation matters in the best long-term interests of company/shareholders as measured by:

a.	World-class execution of all litigation related matters

b.	World-class management of any settlement discussions

c.	Operation of Business with best business strategies while in litigation

2.	(10%) Successful management of current Motorola litigation matter in the best long-term interests of company/shareholders as measured by:

a.	World-class execution of all litigation related matters

b.	World-class management of any settlement discussions

c.	Operation of Business with best business strategies while in litigation

With respect to 1 and 2 above, it should be noted that litigation is inherently uncertain, and there is not certainty that either litigation/settlement shall conclude in 2019. In the event this occurs through no fault of the executive team, the Board’s assessment of the executive team’s performance shall be made against the point reached in the litigation /settlement.

Personal MBOs ([***]%):

•	Goals and Objectives will be agreed upon between the Plan Participant and the CEO.

•	Evaluation of the achievement of such goals and objectives shall be made by the Company’s Compensation Committee with input from the CEO